Exhibit 99.2
AMENDMENT TO SUBSCRIPTION ESCROW AGREEMENT
This Amendment No. 2, dated May 15, 2008 (the “Amendment”), to Subscription Escrow Agreement, dated as of October 12, 2007, as amended, (the “Escrow Agreement”) by and among Brookshire Raw Materials (U.S.) Trust, a Delaware statutory trust (the “Trust”) acting for and on behalf of each Fund (as defined below), Brookshire Raw Materials Management, LLC (the “Managing Owner”) and JPMorgan Chase Bank, N.A., in its capacity as escrow agent hereunder (the “Escrow Agent”).
WHEREAS, the Trust, managing Owner and Escrow Agent (collectively “the Parties”) entered into the Escrow Agreement; and
WHEREAS, the Parties wish to extend the “Initial Offering Period” as defined in the Escrow Agreement;
NOW THEREFORE, in consideration of the foregoing and other mutual covenants contained herein, the parties agree as follows:
1. The definition of “Initial Offering Period” as set forth in Section 4(a) of the Escrow Agreement shall be replaced with the definition as follows:
“Initial Offering Period” means the period starting on the date on which the Offer commences (which such date the Managing Owner shall have notified the Escrow Agent in writing) and ending on (i) the 60th day thereafter or (ii) such later date as the Managing Owner may in its sole discretion determine and notify the Escrow Agent in writing; provided, that the Initial Offering Period may not be extended past December 31, 2008. For the avoidance of doubt, the Initial Offering Period for one Fund may terminate even while the Initial Offering Period for other Funds continues.
2. A new Section 4 (g) shall be added to the Escrow Agreement as follows:
(g) The Managing Owner shall provide the Escrow Agent with (i) written notice of all Subscribers who do not provide to the Managing Owner their written consent to extend the Initial Offering Period to December 31, 2008 and (ii) written instructions for the return of funds to such Subscribers including Subscriber name, amount to be refunded, address for checks to be mailed or wire transfer instructions for such Subscriber refunds.
All other terms and conditions of the Escrow Agreement not specifically amended by this Amendment shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Escrow Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A
as Escrow Agent
By: /s/ Gregory P. Shea
Name: Gregory P. Shea
Title: Vice President
BROOKSHIRE RAW MATERIALS
MANAGEMENT, LLC,
as Managing Owner
By: /s/ Gary Sugar
Name: Gary Sugar
Title: Senior Vice President — Product Development
BROOKSHIRE RAW MATERIALS (U.S.)
TRUST, for and on behalf of each Fund
By: Brookshire Raw Materials Management, LLC,
its sole managing owner
By: /s/ Gary Sugar
Name: Gary Sugar
Title: Senior Vice President — Product Development